Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Greg Chodaczek / Lynn Lewis Phone: 646-924-1769 investors@cryolife.com

CryoLife Enters Into Distribution Agreement with  EPIC

Positions the Company for Accelerating Revenue and Non-GAAP Earnings Growth Over the Next Five Years

Conference Call and Webcast Tomorrow, September 12, 2019 at 8:00 a.m. ET

Atlanta, GA – (September 11, 2019) – CryoLife, Inc. (“CryoLife”; NYSE: CRY),  a leading cardiac and vascular surgery company focused on aortic disease, announced today that it has entered into distribution and credit facility agreements with Endospan, as well as an option agreement to purchase Endospan. Endospan is an Israeli-based, privately-held developer of NEXUS™, the only endovascular stent graft system approved for the repair of both aneurysms and dissections in the aortic arch. The addition of NEXUS to CryoLife’s highly differentiated branched aortic stent graft portfolio further strengthens the Company’s position as a leader in the growing aortic repair market.

Strategic Rationale for the Transaction

•	Provides CryoLife with:
o	Exclusive European distribution rights to NEXUS, the first branched endovascular stent graft system with CE Mark for the repair of aortic arch aneurysms and dissections
o	Significant cross-selling opportunities with CryoLife’s existing JOTEC stent graft portfolio
o	Immediate access to the $150 million European endovascular aortic arch repair market
o	Option to purchase Endospan for a predetermined price that survives until 90 days following notice of U.S. FDA approval for NEXUS

o	Access to potential $800 million overall global market opportunity for endovascular aortic arch repair pending regulatory approvals
•	Positions the Company for accelerating revenue and non-GAAP earnings growth over the next five years even without exercising the option to purchase Endospan
•	Leverages CryoLife’s existing 88 person European direct sales organization calling on cardiac and vascular surgeons

 “We believe the addition of NEXUS to our product offerings will make a meaningful contribution to our future growth as it gives us immediate access to the $150 million EU market and has the potential to expand our addressable market by over $800 million,” said Pat Mackin, Chairman, President, and Chief Executive Officer of CryoLife. “NEXUS is another highly differentiated device that, when included in our European channel, further solidifies our position as a global leader in aortic repair, as it strengthens our highly competitive product portfolio in Europe.  As we gain experience with NEXUS over the next few years, we may elect to further capitalize on this opportunity with our option to purchase Endospan.”

Kevin Mayberry, Chief Executive Officer of Endospan, commented, “CryoLife is ideally positioned to accelerate the adoption of NEXUS in Europe through its experienced direct sales force focused on aortic repair and its complementary JOTEC product portfolio.  Additionally, the funding supplied through the distribution and credit facility provides us with the working capital needed to support operations in Europe, as well as to complete the U.S. FDA approval process, which we currently anticipate being completed in approximately five years.”

Aortic arch disease includes both aortic aneurysms and aortic dissections, which occur suddenly and usually without warning. Approximately 120,000 patients suffer thoracic aortic arch disease annually in the US and Europe, but only about 30,000 receive treatment.  While minimally invasive endovascular repair has been the standard of care for Abdominal Aortic Aneurysm (AAA) and Thoracic Aortic Aneurysms (TAA), aortic arch disease patients with aneurysms or dissections who receive treatment have had little choice but to undergo open-chest surgery with its associated invasiveness and risks, lengthy hospitalizations, and prolonged recuperation.

Endospan has developed NEXUS, the first approved branched endovascular system to treat aortic arch disease, transforming a complex surgical aortic arch repair into a standard endovascular procedure. It is designed for enhanced intra-procedural and long-term stability attributable to its proprietary geometrical design, which reduces arch manipulation and, hence, stroke risks.

Prof. Dr. Nicolas Doll, Sana Cardiac Surgery, Stuttgart, Germany, commented, “NEXUS is a highly differentiated stent graft system that allows physicians to repair aneurysms and dissections in the aortic arch through an endovascular approach. NEXUS is especially important for elderly patients who are not suited for open surgery, and for patients with a prior Type A dissection that was repaired in an open surgical approach.”

Univ. Prof. Dr. Hubert Schelzig, Clinic for Vascular and Endovascular Surgery, University Clinic Düsseldorf, Germany, commented. “The NEXUS system has the potential to cross the next frontier in aortic surgery, namely a safe, therapeutic, minimally invasive procedure in aortic arch pathology. Not only does it provide a platform to treat the aortic arch, but it is a perfect fit with

CryoLife’s highly differentiated and comprehensive portfolio of products that treat the entire aorta.”

Terms of the Agreements

Under terms of the agreements, CryoLife will acquire the European distribution rights for Nexus and an option to purchase Endospan for a total upfront payment of $10 million. Additionally, CryoLife will provide up to $15 million in additional debt financing to Endospan subject to Endospan’s progress on its U.S. clinical trial in support of an FDA approval for NEXUS.  CryoLife expects to finance the acquisition of the distribution and option rights and debt financing out of available cash on hand.

Under the purchase option, CryoLife has the right to acquire Endospan at any time until 90 days after receiving notice of U.S. FDA approval of the NEXUS stent graft system for a total consideration of $250 million, plus a guaranteed $100 million payment and up to an additional $100 million based upon commercial success of NEXUS in the first year post-option exercise.

The distribution agreement, credit facility, and securities purchase option agreement have been approved by both companies’ boards of directors and Endospan’s Security Holders.  The purchase obligations of the securities purchase agreement will become effective if, and only when, CryoLife exercises its purchase option and are subject to customary conditions to closing.

Financial Commentary

The Company does not anticipate the transaction with Endospan to have a material impact on its 2019 financial guidance. Management will update its 2019 financial guidance, if necessary, in its third quarter financial conference call.

Advisors

In connection with the transaction, Vinson & Elkins, LLP is acting as lead legal counsel to CryoLife.  GKH Law Offices is acting as lead legal counsel to Endospan.

Webcast and Conference Call Information

CryoLife will hold a teleconference call and live webcast tomorrow at 8:00 a.m. Eastern Time to discuss the proposed transaction, followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:00 a.m.  A replay of the teleconference will be available September 12 through September 19 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13694487.

The live webcast and replay and the accompanying presentation can be accessed by going to the Investor Relations section of the CryoLife website at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair.  CryoLife markets and sells products in more than 100 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

About Endospan

Privately held Endospan, headquartered in Herzlia (Tel Aviv), Israel, is a pioneer in the endovascular repair of Aortic Arch Disease including aneurysms and dissections. Endospan has received CE-Mark to commercialize in Europe the NEXUS™ Stent Graft System, the first endovascular off-the shelf system to treat Aortic Arch Disease which affects a greatly underserved group of patients diagnosed with a dilative lesion in, or near, the aortic arch. While minimally invasive endovascular repair has been the standard of care for Abdominal Aortic Aneurysm (AAA), Aortic Arch Disease patients with aneurysms or dissections have not been as fortunate and have had little choice but to undergo open-chest surgery with its invasiveness and risks, lengthy hospitalization periods, and prolonged recuperation.  For additional information about Endospan, visit their website, www.endospan.com.

Forward Looking Statements

Statements made in this press release and the accompanying presentation that look forward in time or that express management’s beliefs, expectations, or hope are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding the worldwide, including international and US, market opportunities for endovascular aortic arch repair products; and the number of patients that suffer thoracic aortic arch disease annually in the US and Europe and the number of those patients who receive treatment; the ability to leverage CryoLife’s existing direct sales force in Europe and to create significant cross-selling opportunities with CryoLife’s existing JOTEC stent graft portfolios; the positioning of CryoLife for accelerating revenue and non-GAAP earnings growth over the next five years;  and the CryoLife loan to  Endospan will provide Endospan with the working capital needed to support operations in Europe, as well as complete the U.S. FDA approval process; and the anticipated completion of U.S. FDA approval process in approximately five years.  They also include our beliefs that the addition of NEXUS to our product offerings will make a meaningful contribution to our future growth; give us immediate access to a $150 million EU market and has the potential to expand our addressable market by over $800 million; the distribution agreement further solidifies our position as a global leader in aortic repair and strengthens our highly competitive product portfolio in the EU; as we gain experience with NEXUS over the next few years, we will be able to further capitalize on this opportunity by exercising our option to purchase Endospan at any time up until 90  days following notice of U.S. FDA approval of NEXUS.  These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These risks and uncertainties include that the estimated market opportunities may be incorrect or may change over time; we may be unable to capitalize on cross-selling opportunities of the distribution agreement in the EU at all or as well as anticipated and anticipated portfolio synergies may be less than expected or may not materialize at all; competitive dynamics may be different than anticipated; regulatory approvals may take longer than expected or may not be obtained at all; we may be unable or unwilling to exercise the option, if US regulatory approval is not secured for NEXUS or not secured within the anticipated timeframe or even if US regulatory approval is secured for NEXUS. We may also be faced with unforeseen risks and uncertainties related to Endospan’s business, particularly if the information received by CryoLife during the due diligence phase of this transaction now or upon exercise of the option is incomplete or inaccurate.

These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2018, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.